EXHIBIT 99.1

                           STATIA TERMINALS GROUP N.V.
                                  P.O. BOX 170
                       ST. EUSTATIUS, NETHERLANDS ANTILLES
                            TELEPHONE: 011-599-382300
                               FAX: 011-599-382259

FOR IMMEDIATE RELEASE                      Contact:
---------------------
5:00 p.m. EST - 12/10/99                           Mr. Thomas M. Thompson, Jr.
NASDAQ ticker symbol:  STNV                        Telephone:  (954) 698-0705

                STATIA TERMINALS PROVIDES ADDITIONAL INFORMATION
                          ON EFFECTS OF HURRICANE LENNY

         ST. EUSTATIUS, NETHERLANDS ANTILLES, December 10, 1999 - Statia Terminals Group N.V. ("Statia" or the "Company") (NASDAQ: STNV) announced today that as a result of damages sustained to the Company's Caribbean facility from Hurricane Lenny in late November, Statia will incur a one-time non-cash charge of $1.5 million to partially reduce the carrying value of its shoreline protection system and a one-time cash charge of $0.25 million to cover other hurricane related expenses. The damaged shoreline protection system is not covered by insurance and, together with certain other civil work, is expected to be replaced at a cost of approximately $2.8 million during the first half of next year. No significant damage was sustained to the operating facilities and equipment. In addition, the storm caused cancellation of several bunker sales and a reduction in terminal activity reducing fourth quarter revenues and gross profits by approximately $1.5 million and $0.4 million, respectively.

         Statia provides storage, blending, processing and other terminaling services for crude oil, refined products and other bulk liquids to crude oil producers, integrated oil companies, traders, refiners, petrochemical companies and others at its facilities located on the island of St. Eustatius, Netherlands Antilles, and at Point Tupper, Nova Scotia, Canada. The Company's facilities, with their deep-water ports, can accommodate substantially all of the world's largest oil tankers. In connection with its terminaling activities, Statia also provides value-added services, including delivery of bunker fuels to vessels, other petroleum product sales, emergency and spill response services, and ship services. The Company is headquartered in Curacao, Netherlands Antilles, and maintains an administrative office in Deerfield Beach, Florida.

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            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and projections made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and within the meaning of the Section 27A of the Securities Act of 1933. Such statements and projections are subject to a number of risks and uncertainties. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete. However, actual results in the future could differ materially from those described in the forward-looking statements and projections as a result of fluctuations in the supply of and demand for crude oil and other petroleum products, changes in the terminaling industry, added costs due to changes in government regulations affecting the petroleum industry, the loss of one or more customers, the financial condition of the Company's customers, interruption of operations caused by adverse natural conditions, changes in the United States economy, risks associated with the Year 2000, and other factors detailed in the Company's Securities and Exchange Commission filings. The Company does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements and projections that may be made to reflect any future events or circumstances.

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